Exhibit 5.1

October 31, 2012

Oriental Financial Group Inc.

Professional Office Park

997 San Roberto Street

San Juan, Puerto Rico 00926

Re: Registered Preferred Stock Offering

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to $24,000,000 in aggregate public offering price of shares of non-cumulative perpetual preferred stock, Series D, par value $1.00 per share, liquidation preference of $25.00 per share (the “Shares”), of Oriental Financial Group Inc., a Puerto Rico corporation (the “Company”), pursuant to the Company’s registration statement on Form S-1 (No. 333-184497) filed with the Securities and Exchange Commission (the “Commission”) on October 19, 2012, as amended pursuant to Amendment No. 1 filed on October 31, 2012, together with the registration statement on Form S-1 filed by the Company on the date hereof pursuant to Rule 462(b) promulgated under the Act (collectively, the “Registration Statement”), we, as counsel to the Company, have examined such documents, corporate records and other instruments, and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

Upon the basis of such examination, we are of the opinion that when (i) the Company’s certificate of resolution designating the relative rights, preferences and privileges of the Shares, and the qualifications, limitations and restrictions thereof, has been duly filed with the Department of State of the Commonwealth of Puerto Rico; (ii) the Shares have been issued in accordance with the authorization of the Company’s Board of Directors (or an authorized committee of the Board of Directors); and (iii) the Shares have been duly countersigned by the Company’s transfer agent and registrar and sold and delivered as contemplated by the Registration Statement and the Underwriting Agreement referred to therein, the Shares will be legally issued, fully-paid and non-assessable when delivered against payment therefor.

This opinion merely constitutes an expression of our reasoned professional judgment regarding the matters of law addressed herein and neither is intended nor should it be construed as a prediction or guarantee that any court or other public or governmental authority will reach any

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particular result or conclusion as to the matters of law addressed herein. This opinion is limited to the laws of the Commonwealth of Puerto Rico and any applicable federal law of the United States of America in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such laws be changed by legislative action, judicial decision or otherwise.

We do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico and any applicable federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Respectfully,

/s/ McConnell Valdés LLC